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                                                                    Exhibit 3(a)

April 18, 2002

Board of Directors
GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, VA 23230

Re:  GE Life & Annuity Separate Account II


Dear Ladies and Gentlemen:

I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus filed as part of the Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 filed by GE Life & Annuity Separate Account II for certain variable life insurance contracts (File No. 33-9651). In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



Sincerely,

/s/ Dwain A. Akins

Dwain A. Akins
Vice President, Associate General Counsel
And Assistant Secretary
GE Life and Annuity Assurance Company